Exhibit 5.1

Letterhead of K&L Gates LLP

January 6, 2015

Intellicheck Mobilisa, Inc.

191 Otto Street

Port Townsend, WA 98368

Ladies and Gentlemen:

We have acted as counsel to Intellicheck Mobilisa, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $9,975,000 aggregate value of common stock, par value $0.001 per share of the Company (“Common Stock”), which includes those shares issuable pursuant to the exercise of an overallotment option pursuant to the Underwriting Agreement (the “Underwriting Agreement”) by and among the Company and Aegis Capital Corp., the form of which was filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-201168) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2014 under the Securities Act of 1933 (the “1933 Act”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement; (iv) the Underwriting Agreement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the shares of Common Stock have been duly authorized and, when issued as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP